EXHIBIT No. 10.34

                          INTERIM EMPLOYMENT AGREEMENT
                          ----------------------------


     AGREEMENT made effective as of March 1, 1995 between Pharmaco LSR International Inc., a Texas corporation f/k/a Pharmaco Dynamics Research, Inc. (hereinafter, "Employer" or the "Company") and Charles L. Defesche, M.D., FCP (hereinafter, "Employee").


                                    RECITALS
                                    --------

     A.   Employer is engaged in the business of pharmaceutical research;

     B. Employer and Employee previously entered into an Amended Employment Agreement dated as of February 29, 1992 (the "Employment Agreement"); and

     C. Employer and Employee desire to modify the terms of the Employment Agreement as provided herein.

     THEREFORE, in consideration of $250.00, the receipt and adequacy of which are acknowledged by Employee, and in consideration of the mutual covenants set forth herein, the parties agree as follows:

     1. During the period from March 1, 1995 through June 30, 1995 (the "Interim Period"), Employee will remain in the employ of the Company subject to the terms of this Agreement. All obligations set forth in the Employment Agreement, save and except those which are expressly incorporated into this Agreement by reference, are hereby suspended -- and inapplicable -- during the Interim Period.

     2. During the Interim Period, Employee will be paid a base salary equivalent to $240,000 per annum in accordance with the Company's standard payroll schedule.

     3. Effective as of February 23, 1995, Employee confirms his resignation from his position as President and Chief Executive Officer of the Company.

     4. Effective immediately, Employee resigns from his position as a member of the Board of Directors of Applied Bioscience International Inc. ("APBI"), and at the request of the Company at any time from any directorships that he may hold in the Company and all other subsidiaries of APBI or the Company.

     5. Employee shall, during the Interim Period, hold the position of Chairman of Pharmaco LSR International Inc., and shall report to and take direction from, and perform the duties assigned to him by, the President and Chief Executive Officer of the Company. It is understood that the title of Chairman of the

Company shall not entitle Employee to exercise executive authority over other employees of the Company, except to the extent expressly delegated by the President or Chief Executive Officer of the Company.

     6. Employee's employment during the Interim Period shall be subject to termination immediately upon the death of Employee, or effective immediately upon written notice to Employee for Disability (as that term is defined in Article VII, paragraph D of the Employment Agreement). Employee's employment may be terminated effective immediately upon written notice for "Cause" (as that term is defined in Article VII, paragraph E of the Employment Agreement), provided that the Company shall give written notice to Employee specifying the facts which are the basis for such termination within three (3) days after the Company acquires knowledge of the circumstances establishing Cause for termination, and in the event of termination for Cause or in the event of Employee's resignation from employment, Employee shall not be entitled to any severance pay.

     7. (a) The Company may elect not to retain Employee in its employ after the Interim Period by giving written notice of termination to Employee at any time prior to July 1, 1995 (a "Company Termination Notice"). In such event Employee shall be entitled to continue to receive, as severance pay, his base salary for a period of twelve months, commencing July 1, 1995; provided that if the Employee accepts a position with, or begins providing consulting services to, a Designated Competitor (as hereinafter defined) during the last six months of such period (i.e., January 1, 1996 - June 30, 1996), then subsequent to the
                ----
date such employment or engagement begins the Company shall be released and otherwise discharged from making any further severance or other payments to the Employee during the remaining balance of such period. Employee may elect not to continue in the employ of the Company after the Interim Period by giving written notice of termination to the Company at any time prior to July 1, 1995 (an "Employee Termination Notice") (collectively, the Company Termination Notice and Employee Termination Notice are referred to as a "Termination Notice"). In such event Employee shall be entitled to continue to receive, as severance, his base salary for a period of six months, commencing July 1, 1995. The foregoing amounts shall be in lieu of any severance pay that the Employee would otherwise be entitled to receive pursuant to Article VII of the Employment Agreement. In the event Employee completes his employment during the Interim Period, and no Termination Notice has been given by either the Company or the Employee, Employee's Employment Agreement will be reinstated, with the sole modifications therein being that (i) Employee shall continue to occupy the position assigned to him in this Agreement, and shall continue to report and take direction as provided in paragraph 5 above during the remaining term of the Employment Agreement, (ii) the remaining term of such Employment Agreement will expire on the last day of June, 1996 and (iii) in connection with the transfer of the Company car to the Employee as contemplated by Section 11 hereof, the Employee shall no longer be entitled to any automobile allowance or other wise eligible for reimbursement for automobile expenses.

          (b) "Designated Competitor" as used herein shall mean any of the companies identified on Exhibit A hereto, including any of their subsidiaries or affiliates.

     8. During the Interim Period, all insurance and other benefits to which Employee is entitled under Employee's Employment Agreement shall be continued in effect. Such benefits shall include participation in the executive bonus plan as such plan presently exists within the Company and at the level that Employee formerly was entitled to in his capacity as President and Chief Executive Officer of the Company. At the conclusion of the Interim Period, if Employee's Employment Agreement is not reinstated as provided herein, and Employee has not then been discharged for Cause, the Company shall continue to provide for Employee (and his dependents to the extent presently covered) the same level of coverage benefits now applicable under the Company's health, dental, short and long term disability and life insurance policies until the sooner to occur of
(a) June 30, 1996 or (b) such date as Employee may accept other employment.

     9. Except as expressly modified herein, the parties hereby incorporate by reference and continue in effect during the Interim Period, the provisions of the Employment Agreement set forth in Article I, paragraphs B and C; Article II, paragraphs A (as same is modified herein) through G; Articles III through V;
Article VI, paragraphs A, B, C, D, G, I, J, K; Article VII, paragraphs D and E; and Articles VIII through X. Articles VI, VIII, IX, and X of the Employment Agreement shall survive the termination of Employee's employment with the Company, to the extent contemplated by such provisions. A copy of the Employment Agreement may be attached hereto for reference.

     10. During the Interim Period, Employee will be provided with a suitable office (but not the office suite occupied by Employee during the past three years), secretarial assistance as needed for Company purposes, and the use, at the Company's expense and in furtherance of the Company's business, of cellular phones, home office fax and portable computer.

     11. Employee shall be entitled during the Interim Period to continue use of the Company car that has presently been assigned to him. At the expiration of the Interim Period, such car will be transferred to Employee without further charge, provided that Employee shall pay all applicable taxes that are due as a result of such transfer.

     12. During any period that Employee is receiving any salary or severance payments pursuant to paragraph 7 above, Employee shall not (i) (in any capacity) engage in any activity directly or on behalf of any person or entity in competition with the Company or its affiliates, nor lend assistance directly or indirectly to any person or entity, nor engage in any activity that is adverse to the interests of the Company or its affiliates in the United States, Europe (including, without limitation, the United Kingdom and Scandinavia), Japan and Canada, (ii) contact or solicit for any competitive purpose, either directly or indirectly, any sponsor for whom the Company sponsor, or any co-investigator who has performed services for the Company within a twelve-month period immediately prior to the termination of the Employee's employment, nor (iii) solicit, or seek to cause any potential competitor of the Company to solicit, the employment or engagement of any present employee of the Company, or any former employee of the Company. A "co-investigator" or "sponsor" shall have the meanings set forth in the Employment Agreement. The foregoing is in lieu of the provisions of the Employment Agreement set forth in Article VI, paragraphs E, F, and L which do not apply in the context of the Employee's employment termination under paragraph 7 hereof.

     13. The Company will reimburse Employee for documented legal fees and related expenses incurred in connection with the negotiation, preparation and execution of this Agreement in an amount not to exceed $5,000.

     14. In the event of any inconsistency between the Employment Agreement (as adopted herein) and this Agreement, the terms of this Agreement shall prevail.

     EXECUTED in multiple original counterparts as of the first date written above.

                              PHARMACO LSR INTERNATIONAL INC.


                              By:   /s/
                                 -------------------------------
                                   Its Duly Authorized
                                   Representative


                                   /s/ Charles L. Defesche
                              ----------------------------------
                              Charles L. Defesche, M.D., FCP

                                                                       EXHIBIT A


                             Designated Competitors
                             ----------------------



Corning Pharmaceutical Services and any of its subsidiaries

Quintiles Transnational Corp.

ClinTrials Research Inc.

Parexel International Inc.

BRI, Inc.

IBAH, Inc.